Exhibit 99.1
Spirit Airlines Reports September 2016 Traffic

MIRAMAR, Fla., (October 11, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2016.

Traffic (revenue passenger miles) in September 2016 increased 15.2 percent versus September 2015 on a capacity (available seat miles) increase of 14.4 percent. Load factor for September 2016 was 80.9 percent, an increase of 0.6 percentage points compared to September 2015.
Preliminary Traffic Results

	September 2016	September 2015	Change
Revenue passenger miles (RPMs) (000)	1,670,359	1,449,436	15.2%
Available seat miles (ASMs) (000)	2,065,128	1,805,160	14.4%
Load factor	80.9%	80.3%	0.6 pts
Passenger flight segments	1,685,395	1,436,862	17.3%
Average stage length (miles)	972	990	(1.8)%
Total departures	12,090	10,818	11.8%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	16,219,093	13,267,314	22.2%
Available seat miles (ASMs) (000)	18,909,627	15,540,759	21.7%
Load factor	85.8%	85.4%	0.4 pts
Passenger flight segments	16,268,396	13,270,745	22.6%
Average stage length (miles)	978	982	(0.4)%
Total departures	111,495	95,240	17.1%

Preliminary Systemwide Operational Performance

September 2016
On-Time Performance[1]	85.2%
Completion Factor	99.5%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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